The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities or our solicitation of an offer to buy these securities in any jurisdiction where the offer or sale would not be permitted or legal.

SUBJECT TO COMPLETION, DATED MARCH 28, 2007

Prospectus Supplement	Filed pursuant to Rule 424(b)(3)

March , 2007	Registration No. 333-140317
(To Prospectus Dated January 30, 2007)

$400,000,000

$                Floating Rate Notes due 2010
$                  % Notes due 2012

This is an offering by Brown-Forman Corporation of $           aggregate principal amount of its Floating Rate Notes due 2010, or the “2010 notes”, and $           aggregate principal amount of its  % Notes due 2012, or the “2012 notes”, and collectively with the 2010 notes, the “notes.” Interest on the 2010 notes will be payable quarterly in arrears on March   , June   , September    and December    of each year, commencing on June   , 2007. The 2010 notes will bear interest at a floating rate equal to three-month LIBOR plus 0.  %, which will be reset quarterly. Interest on the 2012 notes will be payable on March           and September    of each year, commencing on September   , 2007. The 2010 notes will mature on March   , 2010 and the 2012 notes will mature on March   , 2012.

We may redeem all or part of the 2012 notes at our option at any time and from time to time at the redemption price specified in this prospectus supplement under “Description of Notes — Optional Redemption.”

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to our secured senior indebtedness to the extent of the value of the assets securing such debt. See “Description of Notes — Ranking.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12.

	Per 2010			Per 2012
	Note		Total	Note		Total

Public Offering Price		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds (before expenses) to Brown-Forman Corporation		%	$		%	$

Interest on the notes will accrue from March   , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to the respective purchasers through the book-entry delivery system of The Depository Trust Company on or about March   , 2007.

Joint Book – Running Managers

Banc of America Securities LLC	Citigroup	JPMorgan

Co-Managers

HSBC	National City Bank	SunTrust Capital Markets

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition and results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “expect,” “believe,” “intend,” “estimate,” “will,” “anticipate,” and “project,” and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. Some of these risks are described more fully under “Risk Factors.” These factors could cause our actual results to differ materially from our historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

•	changes in general economic conditions, particularly in the United States, where we earn a significant portion of our profits;

•	lower consumer confidence or purchasing in the wake of catastrophic events;

•	tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;

•	limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or globally;

•	adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;

•	a strengthening U.S. dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, and Mexican peso;

•	reduced bar, restaurant, hotel and travel business, including travel retail, in the wake of terrorist attacks;

•	lower consumer confidence or purchasing associated with rising energy prices;

•	longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;

•	changes in distribution arrangements in major markets that limit our ability to market or sell our products;

•	integration of acquired businesses into our existing business;

•	increases in the price of energy or raw materials, including grapes, grain, wood, glass, plastic and agave;

•	excess wine inventories or a worldwide oversupply of grapes;

•	termination of our rights to distribute and market agency brands included in our portfolio;

•	counterfeit production of our products which could adversely affect our intellectual property rights, brand equity and operating results; and

•	adverse developments as a result of state investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.

MARKET AND INDUSTRY DATA

Certain market data contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. You may obtain copies of this information and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at no charge by writing or telephoning us at the following address or telephone number: Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210 USA, Attention: Assistant Vice President and Director of Investor Relations, telephone number (502) 774-7442.

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange (“NYSE”) under the symbols “BF/A” and “BF/B,” respectively. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus supplement and the accompanying prospectus. Any information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede the corresponding information contained in this prospectus supplement or in documents filed earlier with the SEC.

We incorporate by reference into this prospectus supplement the following documents that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2006 (which incorporates by reference certain portions of our 2006 Annual Report to Stockholders and our Proxy Statement for the Annual Meeting of Stockholders held on July 27, 2006);

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2006, October 31, 2006 and January 31, 2007; and

•	Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on June 1, 2006, June 2, 2006, July 20, 2006, July 27, 2006, August 2, 2006, August 28, 2006, August 29, 2006, August 31, 2006, September 20, 2006, September 28, 2006, November 30, 2006, December 22, 2006, January 16, 2007, January 22, 2007, January 31, 2007, March 1, 2007, March 6, 2007 and March 22, 2007.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of any offering pursuant to this prospectus supplement. In no event, however, will any of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise included in, this prospectus supplement.

Each document referred to above is available over the Internet on the SEC’s website at http://www.sec.gov and on our website at http://www.brown-forman.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210
Attention: Assistant Vice President and Director of Investor Relations
(502) 774-7442

In this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and the “Company” refer to Brown-Forman Company and its consolidated subsidiaries, unless otherwise expressly stated or required by the context. The symbol “$” refers to U.S. dollars, unless otherwise indicated.

SUMMARY

The following summary highlights certain significant aspects of our business and this offering, but you should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Incorporation of Information By Reference,” before making an investment decision. Because this is a summary, it does not contain all the information that may be important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus supplement as a result of certain factors, including those set forth under “Forward-Looking Statements” and “Risk Factors.”

Brown-Forman Corporation

Brown-Forman is one of the leading global spirits companies, producing and marketing premium branded wines and spirits that are sold in more than 135 countries. George Garvin Brown founded the Company in 1870 and descendents of the Brown family remain active in the Company to this day, including our current Chairman, Owsley Brown II.

We primarily manufacture, bottle, import, export, and market a wide variety of alcoholic beverage brands. We also manufacture and market new and used oak barrels, and Hartmann Luggage. Our principal beverage brands are:

Jack Daniel’s	Fetzer
Southern Comfort	Bolla
Finlandia	Five Rivers
Gentleman Jack	Fontana Candida
Jack Daniel’s Single Barrel	Jekel
Canadian Mist	Bel Arbor
Early Times	Sonoma-Cutrer
Old Forester	Bonterra
Pepe Lopez	Virgin Vines
Tuaca	Gala Rouge
Woodford Reserve	Sundial
Amarula*	Korbel*
Appleton*
Don Eduardo*
Chambord**
Herradura***
el Jimador***
Jack Daniel’s Ready-to-Drinks
New Mix***

*	Brands represented in the United States and other select markets by Brown-Forman

**	Acquired May 31, 2006

***	Acquired January 18, 2007

For the fiscal year ended April 30, 2006, we generated net sales of approximately $2,444 million and net income of approximately $320 million. For the nine-month period ended January 31, 2007, we generated net sales of approximately $2,115 million and net income of approximately $323 million.

The most important brand in our portfolio is Jack Daniel’s, which is the fourth-largest premium spirits brand and the largest selling American whiskey brand in the world according to volume statistics recently published by Impact Databank, a leading trade publication. Our other leading brands are Southern Comfort, the second-largest selling liqueur in the United States, and Canadian Mist, the third-largest selling Canadian whiskey worldwide, according to the recently published volume statistics referenced above. Our largest wine brands are Fetzer Vineyards and Bolla, generally selling in the $6-9 per bottle price range. We believe the statistics used to rank these products are reasonably accurate.

Our strategy is to market high quality products that satisfy the preferences of consumers of legal drinking age and to support those products with extensive international, national, and regional marketing programs. These programs are intended to extend consumer brand recognition and brand loyalty.

We own numerous valuable trademarks that are essential to our business. Registrations of trademarks can generally be renewed indefinitely as long as the trademarks are in use. We have authorized, through licensing arrangements, the use of some of our trademarks on promotional items for the primary purpose of enhancing brand awareness.

Customers

In the United States, we sell spirits and wines either through wholesale distributors or directly to state governments in those states that control alcohol sales. The contracts that we have with many of our distributors have formulas which determine reimbursement to distributors if we terminate them. The amount of reimbursement is based primarily on the distributor’s length of service and a percentage of its purchases over time. Some states have statutes which limit our ability to terminate distributor contracts. Outside the United States, we typically distribute our products by selecting the best local distributor for our brands in each specific market. Our principal export markets are the United Kingdom, Poland, Germany, South Africa, Australia, Spain, Italy, China, Japan and France.

Ingredients and Other Supplies

The principal raw materials used in manufacturing and packaging distilled spirits are corn, rye, malted barley, agave, glass, cartons, and wood for new white oak barrels, which are used for storage of bourbon and Tennessee whiskey. Currently, none of these raw materials is in short supply, and there are adequate sources from which they may be obtained.

Due to aging requirements, production of whiskeys is scheduled to meet demand three to six years in the future. Accordingly, our inventories may be larger in relation to sales and total assets than would be normal for most other businesses.

The principal raw materials used in the production of wines are grapes, packaging materials and wood for wine barrels. Grapes are primarily purchased under contracts with independent growers and, from time to time, are adversely affected by weather and other forces which may limit production. We believe that our relationships with our growers are good.

Competition

The industry is highly competitive and there are many brands sold in the consumer market. Trade information indicates that we are one of the largest wine and spirit suppliers in the United States in terms of revenues.

Regulatory Environment

The Alcohol and Tobacco Tax and Trade Bureau of the United States Treasury Department regulates the wine and spirits industry with respect to production, blending, bottling, sales, advertising and transportation of industry products. Also, each state regulates advertising, promotion, transportation, sale, and distribution of such products.

Under federal regulations, whiskey must be aged for at least two years to be designated “straight whiskey.” We age our straight whiskeys for three to six years. Federal regulations also require that “Canadian”

whiskey must be manufactured in Canada in compliance with Canadian laws and must be aged in Canada for at least three years. We believe we are in compliance with these regulations.

Employees

As of January 31, 2007, we employed approximately 4,750 persons, including approximately 400 employed on a part-time or temporary basis. We believe our employee relations are good.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. Earnings consist of income from continuing operations before income taxes, excluding undistributed minority interest in income of affiliates and fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

											For the Nine
											Months Ended
	For the Years Ended April 30,										January 31,
	2002		2003		2004		2005		2006		2007(1)

Ratio of Earnings to Fixed Charges	24.0	x	25.2	x	13.8	x	20.1	x	24.3	x	20.7x

(1) Excludes operations of Hartmann, Inc.

Recent Developments

On May 31, 2006, we completed the acquisition of Chambord Liqueur and all related assets from Chatham International Incorporated and its operating subsidiary, Charles Jacquin et Cie Inc., for $250.6 million, including transaction costs. The acquisition consisted primarily of the Chambord brand name and goodwill, to which we have preliminarily allocated $116.5 million and $126.9 million of the purchase price, respectively.

On November 16, 2006, our board of directors, after reviewing various strategic alternatives, authorized us to pursue the sale of our wholly-owned subsidiary, Hartmann, Inc.

On December 21, 2006, we entered into a Bridge Credit Agreement with certain lenders thereto, JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank North America, Inc., as Documentation Agent, Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as Joint Lead Arrangers and Joint Bookrunners (the “Bridge Credit Agreement”). The Bridge Credit Agreement may be used to provide liquidity with respect to the commercial paper issued in connection with the acquisition of Casa Herradura described below. The Bridge Credit Agreement provides an $800 million, 364-day credit commitment, subject to earlier maturity upon the incurrence by us of certain types of indebtedness. It allows us to borrow funds on an unsecured basis, with all such borrowings due to be repaid no later than December 20, 2007. See a further description in “Description of Certain Indebtedness.”

On January 18, 2007, we acquired substantially all of the assets relating to the tequila business of Grupo Industrial Herradura (“Casa Herradura”), including the Herradura and el Jimador tequilas, the New Mix tequila-based ready-to-drink brand, the trade names and trademarks associated with such brands and other acquired brands, related production facilities and a sales and distribution organization in Mexico, for $794.9 million, including transaction costs.

Casa Herradura reported net sales of approximately 2.2 billion Mexican pesos and operating income of approximately 147 million Mexican pesos (which includes costs of approximately 171 million Mexican pesos associated with the loss derived from a decrease in the replacement cost of tequila and agave) for the year ended December 31, 2005. Based on the December 31, 2005 exchange rate of Mexican pesos to U.S. dollars of 10.6550, Casa Herradura’s 2005 reported net sales and operating income for the year ended December 31, 2005 would have been approximately $200 million and approximately $14 million (including costs of approximately $16 million associated with the loss derived from a decrease in the replacement cost of tequila and agave), respectively. Casa Herradura’s results are reported in accordance with Mexican generally accepted accounting principles, and such amounts would be different if calculated in accordance with U.S. generally accepted accounting principles.

We financed the purchase price for the acquisition of the acquired Casa Herradura assets with cash and commercial paper backed by our credit agreements and plan to use the net proceeds from this offering to repay a portion of such borrowings.

In March 2007, we sold Brooks & Bentley, a United Kingdom subsidiary of our former wholly-owned subsidiary, Lenox, Inc.

On March 22, 2007, we announced that our Board of Directors has authorized and declared a cash distribution in partial liquidation of the corporation of approximately $205 million, to be distributed pro rata to each share of our Class A and Class B Common Stock (the “Capital Distribution”). The Capital Distribution will be paid on May 10, 2007, to the holders of Class A and Class B Common Stock as of the record date of April 5, 2007.

Corporate Information

The Company was incorporated under the laws of the State of Delaware in 1933, successor to a business founded in 1870 as a partnership and subsequently incorporated under the laws of the Commonwealth of Kentucky in 1901. Our principal executive offices are located at 850 Dixie Highway, Louisville, Kentucky 40210 (mailing address: P.O. Box 1080, Louisville, Kentucky 40201-1080), and our telephone number is (502) 585-1100. Our website address is www.brown-forman.com. Information included or referred to on our website is not part of this prospectus supplement or the accompanying prospectus, unless otherwise specifically set forth herein.

Additional information about us, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. See “Additional Information” and “Incorporation of Information By Reference.”

Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial information as of April 30, 2005 and 2006, for the fiscal years ended April 30, 2004, 2005 and 2006, and as of January 31, 2007, and for the nine months ended January 31, 2006 and 2007. The information as of April 30, 2005 and 2006 and for the fiscal years ended April 30, 2004, 2005 and 2006 was derived from our audited annual consolidated financial statements. The information as of January 31, 2007, and for the nine months ended January 31, 2006 and 2007 was derived from our unaudited interim consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the nine months ended January 31, 2007 are not necessarily indicative of the results to be expected for the fiscal year ending April 30, 2007. You should read the following summary consolidated financial information together with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical consolidated financial statements, including the related notes, in each case, in our annual report on Form 10-K for the fiscal year ended April 30, 2006 and our quarterly reports on Form 10-Q for the periods ended July 31, 2006, October 31, 2006 and January 31, 2007, which are incorporated by reference in this prospectus supplement. See “Additional Information” and “Incorporation of Information by Reference.”

	Twelve Months Ended			Nine Months Ended
	April 30,(1)			January 31,(2)
	2004	2005	2006	2006	2007
	(In millions except per share data)

Income Statement Data:
Net Sales	$2,020	$2,227	$2,444	$1,827	$2,115
Excise Taxes	364	417	468	346	446
Cost of Sales	621	640	655	496	550

Gross Profit	1,035	1,170	1,321	985	1,119
Operating Expenses and Other	654	724	758	525	625

Operating Income	381	446	563	460	494
Gain on Sale of Investment in Affiliate	—	72	—	—	—
Interest Income	2	7	14	10	14
Interest Expense	22	20	18	13	20
Taxes on Income	119	165	164	137	157

Income from Continuing Operations	242	340	395	320	331
Income (loss) from Discontinued Operations, net of tax	12	(32)	(75)	(78)	(8)

Net Income	254	308	320	242	323
Basic Earnings per Share:
Continuing Operations	$1.990	$2.791	$3.236	$2.621	$2.694
Total	$2.092	$2.532	$2.624	$1.984	$2.628
Diluted Earnings per Share:
Continuing Operations	$1.980	$2.774	$3.202	$2.594	$2.664
Total	$2.082	$2.517	$2.596	$1.963	$2.598

	As of		As of
	April 30,		January 31,
	2005	2006	2007
	(In millions)

Balance Sheet Data:
Cash, Cash Equivalents, and Short-term Investments	$295	$635	$404
Total Current Assets	1,315	1,610	1,714
Property, Plant and Equipment, net	418	429	497
Total Assets	2,649	2,728	3,731
Short-term Borrowings	—	225	876
Total Current Liabilities	638	569	1,338
Long-term Debt	351	351	369
Total Liabilities	1,339	1,165	1,942
Total Stockholders’ Equity	1,310	1,563	1,789

(1)	Twelve months’ data includes results of Hartmann, Inc. in continuing operations.
(2)	Nine months’ data includes results of Hartmann, Inc. in discontinued operations.

The Offering

Issuer	Brown-Forman Corporation

Securities	$ aggregate principal amount of Floating Rate Notes due 2010 (the “2010 notes”).

$ aggregate principal amount of % Notes due 2012 (the “2012 notes”).

Maturity Dates	March , 2010 for the 2010 Notes.

March , 2012 for the 2012 Notes.

Interest	Interest on the 2010 notes will accrue at a floating rate equal to three-month LIBOR plus 0. % payable quarterly in arrears on March , June , September and December of each year beginning June , 2007.

Interest on the 2012 notes will accrue at the rate of % per year, payable semi-annually in arrears on March and September of each year, beginning September , 2007.

Ranking	The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to our secured senior indebtedness to the extent of the value of the assets securing such debt. See “Description of Notes — Ranking.”

Optional Redemption	The 2012 notes may be redeemed, at our option, in whole or in part at any time, and from time to time, at the redemption price specified under “Description of Notes — Optional Redemption.”

Certain Covenants	The indenture under which we will issue the notes contains covenants that, among other things, limit our ability under certain circumstances to create liens, enter into sale and lease-back transactions and engage in mergers, consolidations and sales of substantially all of our assets. See “Description of Debt Securities” in the accompanying prospectus.

Lack of a Public Market for the Notes	There are no existing trading markets for the notes, and there can be no assurance regarding:

• any future development or liquidity of a trading market for either series of notes;

• your ability to sell your notes at all; or

• the prices at which you may be able to sell your notes.

Future trading prices of the notes will depend on many factors, including:

• prevailing interest rates;

• our operating results and financial condition; and

• the markets for similar securities.

We do not currently intend to apply for the listing of any series of notes on any securities exchange or for quotation of the notes in any dealer quotation system.

Use of Proceeds	We intend to use the net proceeds from this offering to repay a portion of our outstanding commercial paper issued to consummate the acquisition of certain assets of Casa Herradura.

Further Issues	The 2010 notes will be limited initially to $ million in aggregate principal amount and the 2012 notes will be limited initially to $ million in aggregate principal amount. We may, however, “re-open” each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the then-existing holders.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

For a discussion of certain risks that should be considered in connection with an investment in the notes, see “Risk Factors.”

RISK FACTORS

You should carefully consider the following factors that could materially affect our business, as well as the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, in our periodic filings with the SEC, press releases and other statements, we discuss estimates and projections regarding our future performance and business outlook. Such “forward-looking statements,” by their nature, involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from our historical experience or our present expectations and projections. The following is a non-exclusive discussion of such risks and uncertainties.

Risks Relating to Our Business

Our business may be adversely affected by unfavorable economic conditions in the United States and abroad.

Our business is subject to changes in global economic conditions. The bulk of our business is in the United States and our business prospects generally depend heavily on the health of the U.S. economy. Earnings could be adversely affected by lower consumer confidence and decreased bar, hotel and travel spending resulting from terrorist attacks and related subsequent events, including the U.S. response, major natural disasters, widespread outbreak of infectious diseases such as avian influenza, other hostile acts, retaliation, or threats of any of these. Earnings could also be hurt by the United States’ current war in Iraq, or if the United States goes to war against another country deemed to be harboring terrorists or otherwise a threat to U.S. interests.

If global economic conditions deteriorate, or if there is an increase in anti-American sentiment in the principal countries to which we export our beverage products, including the United Kingdom, Poland, Germany, South Africa, Australia, Spain, Italy, China, Japan and France, our sales could materially decrease. The long-term outlook for our beverage business anticipates continued success of Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia Vodka, and our other core wine and spirits brands. This assumption is based in part on favorable demographic trends in the United States and many international markets for the sale of wine and spirits. Current expectations for our global beverage business may not be met if these demographic trends do not translate into corresponding sales increases.

Our international operations subject us to risks associated with foreign currency exchange rates.

Sales of our brands in international markets are conducted in local currency. Thus, profits from our overseas business could be adversely affected if the U.S. dollar strengthens against other currencies, especially the British Pound, Euro and the Australian Dollar, because the local currency received from the sale of our products would translate into fewer U.S. dollars. Our recent acquisition of Casa Herradura will increase our business in Mexico and, accordingly, our exposure to the Mexican peso. To the extent we are unable to effectively manage our exposure to such fluctuations, our financial results will likely suffer.

Rising energy costs could affect our financial results.

If energy costs continue to rise, our transportation, freight and other operating costs, such as distilling, will likely increase. We may not be able to pass along such cost increases to our customers through higher prices. Additionally, rising energy costs may diminish consumer confidence, thereby resulting in decreased demand for our brands.

Demand for our products may be adversely affected by changes in consumer preferences and tastes.

We operate in a highly competitive marketplace.  Maintaining our competitive position depends on our continued ability to offer products that have a strong appeal to consumers. Consumer preferences may shift due to a variety of factors, including changes in demographic and social trends, and changes in dining and beverage consumption patterns. In addition, sales of a brand might diminish because of a scare over product contamination or some other negative publicity regarding the brand. If a product recall becomes necessary, that may adversely affect our business.

National and local governments may adopt regulations that could increase our costs or our liabilities, or that could limit our wine and spirits business activities.

Our operations are subject to extensive regulatory requirements regarding advertising, marketing, labeling, distribution and production. Legal or regulatory measures against beverage alcohol could adversely affect our business. In particular, governmental bodies in countries where we operate may impose or increase limitations on advertising and promotional activities, or adopt other non-tariff measures that could hurt our sales.

Tax increases could hurt our financial results.

The wine and spirits business is highly sensitive to changes in taxes. Increases in state or federal excise taxes in the United States would depress our domestic wine and spirits business, both through reducing overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol. No legislation to increase U.S. federal excise taxes on distilled spirits is currently pending, but future increases are possible, as are taxes levied on the broader business community. Tax rates also affect the beverage alcohol business outside the United States, but the impact of those changes in any one country is less likely to be significant to our overall business. Nevertheless, the cumulative effect of such tax increases over time would likely hurt our financial performance.

If the social acceptability of our products declines or governments adopt policies against beverage alcohol, our revenues could decrease and our wine and spirits business could be materially adversely affected.

Our ability to market and sell our alcohol beverage products depends heavily on both society’s attitudes toward drinking and governmental policies that flow from those attitudes. In recent years, there has been increased social and political attention directed at the beverage alcohol industry. The recent attention has focused largely over public health concerns related to alcohol abuse, including drunk driving, underage drinking, and health consequences from the misuse of beverage alcohol. Alcohol critics in the United States and Europe increasingly seek governmental measures to make beverage alcohol more expensive, less available, and more difficult to advertise and promote. If the social acceptability of beverage alcohol were to decline significantly, sales of our products could materially decrease. Our sales would also suffer if governments sought to ban or restrict advertising or promotional activities, to limit hours or places of sale, or took other actions designed to discourage alcohol consumption.

Litigation relating to alcohol abuse and illegal alcohol consumption could adversely impact our business.

A number of beverage alcohol producers have been sued over allegations relating to their advertising practices. A law firm has filed nine class action lawsuits against several spirits, beer, and wine manufacturers, including us. The suits allege that our marketing causes illegal consumption of alcohol by persons under the legal drinking ages. To date, the first five courts to consider those lawsuits have dismissed them. Plaintiffs have appealed, or have time remaining to appeal, those dismissals. Another of the cases was voluntarily dismissed. Three others have pending motions to dismiss. We dispute the allegations in these lawsuits and intend to continue to defend these cases vigorously. However, adverse developments in these or similar lawsuits could materially hurt our beverage business and the overall industry generally. In addition, our defense of such lawsuits may result in significant expenses to us.

Our wine business may be adversely affected by production costs.

Our California-based wine operations have entered into long-term contracts with various growers and wineries to supply portions of our future grape requirements. Most of the contracts call for prices to be determined based on market conditions, within a certain range, and most of the contracts also have minimum tonnage requirements. Although these contracts provide some protection in times of rising grape prices, the contracts result in above-market costs during times of declining prices. In today’s environment of historically low grape prices due to a world oversupply of grapes, Fetzer pays above-market costs for some of its raw materials, which can result in a reduction in gross margins. There can be no assurances as to the future prevailing market prices for grapes or our ability, relative to our competitors, to take advantage of oversupply conditions.

Further consolidation among spirits producers or wholesalers could hinder the distribution of our spirits products.

We use a number of different business models to market and distribute our products. However, we rely largely on other spirits producers to distribute and market our products in international markets. In the United States, we sell our products to wholesalers through the mandatory three-tier system. Distributor and wholesaler consolidations have not in the past negatively affected our wine and spirits business. Nevertheless, further consolidation among spirits producers overseas or wholesalers in the United States could hinder the distribution of our products as a result of reduced attention and resource allocation to our brands, due to our brands representing a smaller portion of their business and/or a changing competitive environment.

Our acquisition strategies and integration of acquired businesses may not be successful.

From time to time, we acquire additional businesses that we believe to be a strategic fit, such as our recent purchases of Chambord Liqueur and certain assets of Casa Herradura. Integration of acquired businesses into our existing business may prove challenging and involve significant devotion of expenses and management time and disruption of our business. Additionally, business acquisitions may expose us to unknown liabilities. We cannot assure you that our acquisitions will not involve such risks.

Termination of our rights to distribute and market agency brands included in our portfolio could adversely affect our business.

In addition to the brands our company owns, we also market and distribute products on behalf of other brand owners in selected markets, including the United States. Our rights to sell these agency brands are based on contracts with the various brand owners, which have varying lengths, renewal terms, termination, and other provisions. We earn a margin for these sales and also gain distribution cost efficiencies in some instances. Therefore, the termination of our rights to distribute agency brands included in our portfolio could adversely affect our business.

Counterfeit production of our products could adversely affect our intellectual property rights, brand equity and operating results.

The beverage alcohol industry is experiencing problems with product counterfeiting and other forms of trademark infringement, especially within the Asian and Eastern European markets. Given our dependence on brand recognition, we devote substantial resources on a worldwide basis to the protection of our intellectual property rights. In addition, we have taken steps to reduce the ability of others to imitate our products. Although we believe that our intellectual property rights are legally supported in the markets in which we do business, the protection of intellectual property rights varies greatly from country to country. Confusingly similar, lower quality or even dangerous counterfeit product could reach the market and adversely affect our intellectual property rights, brand equity and/or operating results.

Risks Relating to the Notes

Ratings of the notes could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading prices or liquidity of the notes.

An active trading market for the notes may not develop.

The notes will constitute new issues of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the notes may find it difficult or impossible to resell their notes. If a trading market were to develop for either series of notes, those notes may trade at prices that are higher or lower than their principal amount or purchase price, depending on many factors including prevailing interest rates, our operating results and financial condition, and the market for similar securities. Accordingly, there can be no assurance regarding any future development of trading markets for the notes or the ability of holders of the notes to sell their notes at all.

The indenture may not protect you if we undertake a highly leveraged transaction.

Other than the covenants described under “Description of Debt Securities — Certain Covenants” in the accompanying prospectus, which limit our ability to secure certain types of secured debt, the indenture does not contain any provisions that would limit our ability to incur additional indebtedness. In addition, the indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect holders of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $      million after deducting the underwriting discounts and estimated offering expenses we will pay. We intend to use the net proceeds from the sale of the debt securities to repay a portion of our outstanding commercial paper issued to consummate the acquisition of certain assets of Casa Herradura.

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2007 (1) on an actual basis and (2) on an as adjusted basis after giving effect to the offering of the notes and the application of the net proceeds therefrom as described under “Use of Proceeds.”

	As of January 31, 2007
	Actual	As Adjusted
	(In millions)

Short-Term Debt:
Commercial Paper and other short-term borrowings	$876	$476

Long-Term Debt:
3% notes due 2008	$350	$350
The notes offered hereby	—	400
Other long-term debt	19	19

Total long-term debt	369	769

Total Stockholders’ Equity(1)	1,789	1,789

Total Debt and Stockholders’ Equity	$3,034	$3,034

(1)	Total Stockholder’s Equity will be lowered by approximately $205 million for the previously announced cash distribution on May 10, 2007, to shareholders of record on April 5, 2007.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following description of some important terms of some of our indebtedness is not complete and does not contain all the information that is important to you. For a more complete understanding of our indebtedness, we encourage you to obtain and read the agreements and documents governing the credit agreements and the 3% notes due 2008, or the “2008 notes,” described below, all of which we will provide to you upon your request. See “Additional Information.” In the following description, the words “we” and “our” refer to Brown-Forman Corporation only, and do not include any subsidiaries of Brown-Forman Corporation.

Credit Agreements

Bridge Credit Agreement and Five-Year Credit Agreement.  We have an Amended and Restated Five Year Credit Agreement, dated as of April 10, 2006 (the “Five-Year Credit Agreement”) and a Bridge Credit Agreement dated as of December 21, 2006 (the “Bridge Credit Agreement”). The Five-Year Credit Agreement provides a $400 million revolving credit commitment to us and Brown-Forman Beverages Europe LTD (and any other borrowing subsidiary) from a syndicate of banks. The Bridge Credit Agreement provides an $800 million 364-day credit commitment to us from a syndicate of banks. The two credit agreements allow us to borrow funds on an unsecured basis and all such borrowings will become due no later than December 20, 2007, in the case of the Bridge Credit Agreement, and July 30, 2009, in the case of the Five-Year Credit Agreement. The Bridge Credit Agreement also contains provisions that will accelerate the maturity date thereof in certain circumstances, including in the case of certain refinancings of the Five-Year Credit Agreement. We may prepay loans made under either credit agreement at any time without premium or penalty (except certain lender breakage fees and redeployment costs, if any). We may use these credit agreements as support for our issuance of Section 4(2) commercial paper and, in the case of the Five-Year Credit Agreement, for working capital and general corporate purposes.

In general, borrowings under these credit agreements bear interest at one of two floating rates selected by us, which will be either (i) a base rate equal to the higher of a reference prime rate or the federal funds rate, plus 0.50%; or (ii) a reference to a LIBO rate, plus a spread ranging from 0.17% to 0.43%, in the case of the Bridge Credit Agreement, and ranging from 0.09% to 0.65%, in the case of the Five-Year Credit Agreement. The applicable spread for each credit agreement is determined on the basis of our debt ratings by S&P and Moody’s from time to time in effect, which ratings are also used in determining the applicable facility fee, which may range from 0.03% to 0.07% of the aggregate commitments under the Bridge Credit Agreement and from 0.06% to 0.15% of the aggregate commitments under the Five-Year Credit Agreement.

We may also elect to borrow funds under the Five-Year Credit Agreement on a competitive bid basis in which lenders submit bids specifying the interest rate they propose to apply. We are not required to accept any of the proposed rates. However, if we do accept loans at a bid rate, we cannot reject loans from another participating lender who submits a lower bid rate.

These credit agreements contain conditions to funding, representations and warranties, affirmative covenants and negative covenants which are customary for these types of facilities, including a covenant requiring that we maintain a ratio of consolidated total debt to consolidated net worth, as such terms are defined in the credit agreements, of not more than 2.0 to 1.0.

We can increase the amount the lenders are committed to lending us under the Five-Year Credit Agreement, provided that the total amount of commitments under the Five-Year Credit Agreement does not exceed $600 million less the amount of any reductions in the commitments under such agreement.

Our borrowings under these credit agreements, which have not been guaranteed by any of our subsidiaries (other than any borrowing subsidiary under the Five-Year Credit Agreement), rank on parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. There were no amounts outstanding under either of these facilities as of January 31, 2007 or as of the date of this prospectus supplement.

2008 Notes

We have outstanding $350.0 million aggregate principal amount of the 2008 notes, which were issued in May 2003 in connection with an exchange offer for previously issued notes. The 2008 notes mature on March 15, 2008. Interest on the 2008 notes is payable semi-annually on March 15 and September 15. The indebtedness evidenced by the 2008 notes, which has not been guaranteed by any of our subsidiaries, is unsecured and ranks on parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The indenture under which the 2008 notes were issued contains negative covenants restricting and limiting our ability to engage in certain activities, including, but not limited to:

•	ability to incur, issue or create liens on certain of our assets to secure other indebtedness;

•	restrictions on sale and leaseback transactions; and

•	restrictions on consolidations, mergers and sales of assets.

Commercial Paper

From time to time, we issue commercial paper backed by our credit agreements. To finance the consummation of the Casa Herradura acquisition, we issued $680 million in commercial paper, which we expect to repay using a combination of the proceeds from the offering being made pursuant to this prospectus supplement and cash generated from operations.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements, and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We are issuing the 2010 notes and the 2012 notes under an indenture dated as of March   , 2007, between us and U.S. Bank National Association, as trustee. The 2010 notes and the 2012 notes will each be a series of debt securities issued under the indenture as described in the accompanying prospectus.

We do not intend to apply for listing or quotation of the 2010 notes or the 2012 notes on any securities exchange or automated quotation system. The notes will be issued as “global notes” as described in the accompanying prospectus. DTC will act as depositary.

Principal, Maturity, and Interest

The 2010 notes will initially be issued in an aggregate principal amount of $           million and the 2012 notes will initially be issued in an aggregate principal amount of $     million. We may re-open either series and issue an unlimited aggregate principal amount of additional notes of either series from time to time. We will issue 2010 notes and 2012 notes in denominations of $2,000 and integral multiples of $1,000 above that amount.

Interest on the 2010 notes will accrue from and including March   , 2007, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for, but excluding the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the note by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from March   , 2007, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

The interest rate on the 2010 notes will be calculated by the calculation agent appointed by us, initially the trustee, and will be equal to LIBOR plus 0. %. The calculation agent will set the initial interest rate on March   , 2007, and will reset the interest rate on each interest payment date (each such interest payment date, an “interest reset date”). The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

If an interest payment date and an interest reset date for the 2010 notes (other than an interest payment date at maturity) falls on a day that is not a business day, that interest payment date and an interest reset date will be postponed to the following business day, except that if the following business day is in the following calendar month, that interest payment date and an interest reset date will be the preceding business day.

When we use the term “business day,” we mean any day on which dealings in U.S. dollars are transacted in the London interbank market (a “London business day”), except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or obligated by law, regulation or executive order to close.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(a) With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in (b) below.

(b) With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, as specified in (a) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“Reuters Page LIBOR01” means the display page designated as “Page LIBOR01” on Reuters 3000 Xtra, or any successor service or services as may be nominated by the British Bankers’ Association, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

All percentages resulting from any calculation of the interest rate on the 2010 notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the 2010 notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the 2010 notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and us.

The interest rate on the 2010 notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

So long as any of the 2010 notes remains outstanding, there will at all times be a calculation agent. Initially, the trustee will act as calculation agent. If that bank is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate on the 2010 notes for any interest period, we will appoint another leading commercial or investment bank engaged in the London interbank market to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed.

We will pay interest on the 2010 notes quarterly in arrears on March   , June   , September    and December    of each year beginning June   , 2007. We will make each interest payment to the persons who are the registered holders of the 2010 notes on the immediately preceding          ,          ,           or          , respectively.

Interest on the 2012 notes will accrue at the rate of  % per year. We will pay interest on the 2012 notes semi-annually in arrears on March           and September    of each year, commencing on September   , 2007. We will make each interest payment to the persons who are the registered holders of the 2012 notes on the immediately preceding           or          , respectively.

Interest on the 2012 notes will accrue from the last interest payment date on which interest was paid on the 2012 notes or, if no interest has been paid on the 2012 notes, from the date of original issue.

Interest on the 2012 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2010 notes will mature on March   , 2010, and the 2012 notes will mature on March   , 2012.

Ranking

The payment of principal, interest, and premium, if any, on the notes are our general unsecured senior obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. As of January 31, 2007, we had approximately $1,245 million of senior unsecured debt. Of that amount, approximately $219 million was indebtedness of our subsidiaries. See “Description of Certain Indebtedness.” Because the creditors of our subsidiaries have direct claims on our subsidiaries and their assets, the claims of holders of our debt securities are “structurally subordinated” to any existing and future liabilities of our subsidiaries. This means that the creditors of our subsidiaries have priority in their claims on the assets of our subsidiaries over our creditors. In addition, a substantial portion of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our consolidated balance sheet at January 31, 2007, were incurred by our subsidiaries. The indenture does not contain any covenants or provisions that would afford the holders of the notes protection in the event of a highly leveraged or similar transaction.

Optional Redemption

The 2012 notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2012 notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2012 notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus basis points.

We will pay accrued and unpaid interest on the principal amount of the 2012 notes being redeemed to the date of redemption.

Notice of redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of 2012 notes to be redeemed, at its registered address. The notice of redemption for the 2012 notes will state among other things, the amount of such 2012 notes to be redeemed, the redemption date, and the place or places that payment will be made upon presentation and surrender of 2012 notes to be redeemed. Unless we default in the payment of the redemption prices, interest will cease to accrue at the redemption date on any 2012 notes that have been called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. (each a “Primary Treasury Dealer”), provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

”Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue, provided that, if no maturity is within three months before or after the Remaining Life of the debt securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Mandatory Redemption; Sinking Fund

No mandatory redemption obligation will be applicable to either series of notes. Neither series of notes will be subject to, nor have the benefit of, a sinking fund.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material United States federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes. This summary is generally limited to holders who will hold the notes as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire the notes in this offering at the initial offering price, and does not deal with the United States federal income tax consequences to investors subject to special treatment under the United States federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, certain financial institutions, insurance companies and United States Holders (as defined herein) that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below.

The following discussion constitutes the opinion of Bass, Berry & Sims PLC, tax counsel to the Company, as to the material United States federal income tax consequences generally applicable to purchasers of the notes. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Taxation of United States Holders

The following discussion is limited to the United States federal income tax consequences relevant to United States Holders. As used herein, “United States Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•	trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership or other entity will generally depend upon the status of the partner and the activities of the partnership or other entity. If you are a partner of a partnership or other entity taxable as a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Certain United States federal income tax consequences relevant to a non-United States Holder are discussed separately below.

Taxation of Interest

United States Holders generally will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a note by sale, exchange or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the note (other than amounts attributable to accrued interest on the note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder (other than any cost attributable to accrued interest as of the date the United States Holder acquired the note) less any principal payments received by the United States Holder.

Gain or loss from the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note was held by the United States Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Where required, information will be reported to both United States Holders of notes and the IRS regarding the amount of interest and principal paid on the notes in each calendar year as well as the corresponding amount of tax withheld, if any exists.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest and principal paid on the notes and/or the proceeds from dispositions of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. United States Holders will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder: (1) fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-United States Holders

The following discussion is limited to the United States federal income and estate tax consequences of the acquisition, ownership and disposition of the notes by an initial purchaser of the notes that is not a United States Holder as defined above. The rules governing the United States federal income taxation of a non-United States Holder of notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-United States Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Non-United States Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered “U.S. trade or business income” if the income or gain is either (1) effectively connected with the conduct of a U.S. trade or business, and (2) attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

Taxation of Interest

Generally, interest income of a non-United States Holder that is not effectively connected with a U.S. trade or business is subject to a withholding tax at a rate of 30% (or, a lower tax rate specified in an applicable tax treaty). However, interest income earned on a note by a non-United States Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to United States federal income tax or withholding tax, if:

•	the interest income is not effectively connected with a U.S. trade or business income of the non-United States Holder;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company through stock ownership;

•	the non-United States Holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (A) the non-United States Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a U.S. person and such non-United States Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that the form or a suitable substitute has been received by it from the non-United States Holder or from another financial institution entity on behalf of the non-United States Holder and furnishes the Company or the Company’s agent with a copy.

If a non-United States Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-United States Holder that are not effectively connected with a U.S. trade or business (“U.S. trade or business income”) will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis at regular U.S. tax rates, and if the non-United States Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States Holder must provide either:

•	a properly executed Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business.

Sale, Exchange or Redemption of Notes

Generally, a non-United States Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a note unless:

•	the gain is effectively connected with a U.S. trade or business or, pursuant to an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment (or a fixed base) in the United States; or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met, or is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former citizens and residents of the United States.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Where required, information will be reported annually to each non-United States Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of a specific treaty or agreement.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest and principal paid on the notes and/or the proceeds from dispositions of the notes. However, the regulations provide that payments of principal and interest to a non-United States Holder will not be subject to backup withholding and information reporting if the non-United States Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption, provided that neither the Company nor the Company’s paying agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the non-United States Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding.

When a non-United States Holder receives a payment of proceeds from the disposition of notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-United States Holder is not a U.S. person and the broker has no knowledge to the contrary.

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

United States Federal Estate Tax

The United States federal estate tax will not apply to notes owned by an individual who is not a citizen or resident of the United States at the time of his death provided that (1) the individual does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote and (2) interest on the note would not have been, if received at the time of death, effectively connected with the conduct of a U.S. trade or business of such holder.

You should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (“ERISA”) imposes requirements on employee benefit plans subject to Title I of ERISA, which we refer to as “ERISA plans,” and on those persons who are fiduciaries of ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan’s investments be made in accordance with documents governing the ERISA plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts, which, together with ERISA plans, we refer to as the “plans,” and specified persons, referred to as “parties in interest” or “disqualified persons,” having specified relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and to other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in a prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The fiduciary of a plan that proposes to purchase and hold any notes should consider, among other things, whether such purchase and holding may involve (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between a plan and a party in interest or disqualified person or (3) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets. Depending upon the identity of the plan fiduciary making the decision to acquire or hold the notes on behalf of a plan Prohibited Transaction Class Exemption, or PTCE, 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts), could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code, although there can be no assurance that all of the conditions of such exemptions will be satisfied.

Federal, state, local or non-U.S. laws governing the investment and management of the assets of governmental plans and other plans which are not subject to ERISA or the Code may contain fiduciary and prohibited transaction requirements similar to those under Title I of ERISA and Section 4975 of the Code, which we refer to as “similar laws.” Accordingly, fiduciaries of such plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed above, to the extent applicable.

Because of the above, the notes should not be purchased or held by any person investing “plan assets” of any plan or employee benefit plan subject to similar laws, unless such purchase and holding will not be subject to, or will be exempt from, the prohibited transactions rules of ERISA and the Code or similar violation of any applicable similar laws.

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code or the applicable provisions of any similar law or (2) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any similar laws.

Due to the complexity of these rules and penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons, considering purchasing the notes on behalf of, or with the assets of, any plan or employee benefit plan subject to similar laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated March   , 2007 (the “Underwriting Agreement”) among us and the underwriters, each of the underwriters named below (the “Underwriters”), for whom Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., are acting as representatives, has severally agreed to purchase from us the principal amount of notes set forth opposite its name below.

Aggregate Principal Amount of
Notes to be Purchased
Underwriters	2010 Notes	2012 Notes

Banc of America Securities LLC	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
HSBC Securities Inc.
National City Bank
SunTrust Capital Markets Inc.
Total:	$	$

The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are obligated to purchase and accept delivery of all of the notes of a series if they purchase any of the notes.

The Underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain securities dealers at such prices less a concession not in excess of  % per 2010 note and  % per 2012 note. The Underwriters may allow, and such dealers may re-allow, concessions not in excess of  % per 2010 note and  % per 2012 note on sales to other dealers. After the offering of the notes, the public offering price, concessions and other selling terms may be changed by the Underwriters. The notes are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the Underwriters in connection with the offering of the notes (expressed as a percentage of the principal amount of the notes):

Paid by Brown-Forman

Per 2010 note		%
Per 2012 note		%

We estimate that our total expenses for this offering will be approximately $750,000.

We have agreed to indemnify the Underwriters against certain liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in each series of the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position. In addition, the Underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The Underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

The Underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. In connection with our Five-Year Credit Agreement, JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities Inc.) acts as administrative agent and J.P. Morgan Securities Inc. and Banc of America Securities LLC each acted as joint lead arrangers and joint bookrunners. Each of the other underwriters (or their affiliates) also act or have acted as lenders thereunder. In connection with our Bridge Credit Agreement, Bank of America, N.A. (an affiliate of Banc of America Securities LLC) acts as administrative agent and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. each acted as joint lead arrangers and joint bookrunners. Each of the other underwriters (or their affiliates) also act as lenders thereunder.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements as of April 30, 2006 and 2005 and for each of the three years in the period ended April 30, 2006 and management’s assessment of the effectiveness of internal control over financial reporting of Brown-Forman Corporation and its subsidiaries as of April 30, 2006 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements and management’s assessment are incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended April 30, 2006 (which incorporates by reference certain portions of our 2006 Annual Report to Stockholders) in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus
Debt Securities

Brown-Forman Corporation intends to offer at one or more times debt securities. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. Our principal executive offices are located at 850 Dixie Highway, Louisville, Kentucky 40210. Our telephone number is (502) 585-1100.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We will sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is January 30, 2007

i

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to herein as the “SEC” or the “Commission,” using a “shelf” registration process. Under the shelf registration process, we may sell the debt securities registered in one or more offerings. Each time we sell debt securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the headings “Additional Information” and “Incorporation of Information by Reference.”

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the full registration statement on Form S-3, of which this prospectus is a part, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and therefore, file reports and other information with the SEC. Our file number with the SEC is 002-26821. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If an agreement or document is filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. You may obtain copies of this information and the documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number: Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210 USA, Attention: Assistant Vice President and Director of Investor Relations, telephone number (502) 774-7442.

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange under the symbols “BF/A” and “BF/B,” respectively. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our Internet address is http://www.brown-forman.com. However, unless otherwise specifically set forth herein, the information on our Internet site is not a part of this prospectus or any accompanying prospectus supplement.

Incorporation of Information by Reference

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, supersede the corresponding information contained in this prospectus or in documents filed earlier with the SEC.

We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2006 (which incorporates by reference certain portions of our 2006 Annual Report to Stockholders and the Proxy Statement for the Annual Meeting of Stockholders held on July 27, 2006);

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2006 and October 31, 2006; and

•	Our Current Reports on Form 8-K, filed with the SEC on June 1, 2006, June 2, 2006, July 20, 2006, July 27, 2006, August 2, 2006, August 28, 2006, August 29, 2006, August 31, 2006, September 20, 2006, September 28, 2006, November 30, 2006, December 22, 2006, January 16, 2007 and January 22, 2007.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of any offering pursuant to this prospectus. In no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish with the SEC be incorporated by reference into, or otherwise included in, this prospectus.

Each document referred to above is available over the Internet on the SEC’s website at http://www.sec.gov and on our website at http://www.brown-forman.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210
(502) 774-7442
Attention: Assistant Vice President and Director of Investor Relations

Prospectus Supplement

The prospectus supplement for each offering of debt securities will contain the specific information and terms for that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to read both this prospectus and the prospectus supplement in making your investment decision.

Use of Proceeds

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes. General corporate purposes may include retiring existing indebtedness, acquisitions, repurchases of our capital stock, additions to working capital and capital expenditures.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. Earnings consist of income from continuing operations before income taxes, excluding undistributed minority interest in income of affiliates and fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

											For the Six
											Months Ended
	For the Years Ended April 30,										October 31,
	2002		2003		2004		2005		2006		2006

Ratio of Earnings to Fixed Charges	24.0	x	25.2	x	13.8	x	20.1	x	24.3	x	22.1x

Description of Debt Securities

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any material United States Federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all of our “senior indebtedness” from time to time outstanding. The indenture defines “senior indebtedness” as obligations or indebtedness of, or guaranteed or assumed by, Brown-Forman for borrowed money, whether or not represented by bonds, debentures, notes or similar instruments and amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness. “Senior indebtedness” does not include any indebtedness or other obligations specifically designated as not being senior indebtedness. See the indenture, section 13.03.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

Limitation on Liens

The indenture provides that if we or any of our Subsidiaries (as defined below) incurs, issues, assumes or guarantees any Indebtedness (as defined below) secured by a Mortgage (as defined below) on Principal Property (as defined below) of ours or of any Subsidiary or on any shares of capital stock or Indebtedness (owed to us or any other Subsidiary) of any Subsidiary that owns Principal Property, we will secure, or cause such Subsidiary to secure, all outstanding debt securities governed by the indenture equally and ratably with such secured Indebtedness, unless after giving effect thereto the aggregate amount of all such secured Indebtedness, together with all Attributable Debt (as defined below) of ours and of our Subsidiaries in respect of sale and lease-back transactions involving Principal Properties (other than certain sale and lease-back transactions that are permitted under “Limitation on Sale and Leaseback Transactions”) would constitute less than 15% of our and our consolidated Subsidiaries’ Consolidated Net Assets (as defined below) upon such incurrence, issuance, assumption or guarantee. This restriction will not apply in the case of:

•	Mortgages affecting property of any person existing at the time such person becomes a Subsidiary or at the time it is acquired by us or a Subsidiary or arising thereafter under contractual commitments entered into prior to and not in contemplation of such person’s becoming a Subsidiary or being acquired by us or a Subsidiary;

•	Mortgages existing at the time of acquisition of the property affected by such Mortgage, or Mortgages incurred to secure payment of all or part of the purchase price of such property or to secure Indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or part of the purchase price of such property (provided such Mortgages are limited to such property and improvements to such property);

•	Mortgages placed into effect prior to, at the time of, or within 180 days of completion of construction of new facilities (or any improvements to existing facilities) to secure all or part of the cost of construction or improvement of such facilities, or to secure Indebtedness incurred to provide funds for any such purpose (provided such Mortgages are limited to the property or portion thereof upon which the construction being so financed occurred and improvements the cost of construction of which is being so financed);

•	Pledges or deposits in the ordinary course of business and in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

•	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ and materialmen’s liens, arising in the ordinary course of business;

•	liens for taxes or assessments or governmental charges or levies, so long as such taxes or assessments or governmental charges or levies are not due and payable, or the same can be paid thereafter without penalty, or the same are being contested in good faith;

•	minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

•	Mortgages in respect of judgments that do not result in an event of default under the indenture;

•	Mortgages which secure only debt owing by a Subsidiary to us or to a Subsidiary of ours;

•	Mortgages required by any contract or statute in order to permit us or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia, and Mortgages on property owned or leased by us or a Subsidiary (a) to secure any Indebtedness incurred for the purpose of financing (including any industrial development bond financing) all or any part of the purchase price or the cost of constructing, expanding or improving the property subject thereto (provided such Mortgages are limited to the property or portion thereof upon which the construction being so financed occurred and the improvements the cost of construction of which is being so financed), or (b) needed to permit the construction, improvement, attachment or removal of any equipment designed primarily for the purpose of air or water pollution control, provided that such Mortgages shall not extend to other property or assets of us or any Subsidiary;

•	landlords’ liens on property held under lease;

•	Mortgages, if any, in existence on the date the Indenture is executed; and

•	certain extensions, renewals, replacements or refundings of Mortgages referred to in the foregoing clauses.

Limitation on Sale and Lease-back Transactions

The indenture provides that neither we nor any of our Subsidiaries may enter into any sale and lease-back transaction involving Principal Property acquired or placed into service more than 180 days prior to such transaction, whereby such property has been or is to be sold or transferred by us or any Subsidiary, unless:

•	we or such Subsidiary would at the time of entering into such transaction be entitled to create Indebtedness secured by a Mortgage on such property as described in “— Limitations on Liens” above in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding debt securities; or

•	we apply to the retirement or prepayment (other than any mandatory retirement or prepayment) of our Funded Debt (as defined below), or to the acquisition, development or improvement of Principal Property, an amount equal to the net proceeds from the sale of the Principal Property so leased within 180 days of the effective date of any such sale and lease-back transaction, provided that the amount to be applied to the retirement or prepayment of our Funded Debt shall be reduced by the principal amount of any debt securities delivered by us to the trustee within 180 days after such sale and lease-back transaction for retirement and cancellation.

This restriction will not apply to any sale and lease-back transaction (i) involving the taking back of a lease for a period of three years or less; (ii) involving industrial development or pollution control financing; or (iii) between us and a Subsidiary or between Subsidiaries.

Merger, Consolidation or Sale of Assets

The indenture prohibits us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any person, unless:

•	either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all our or our Subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all the debt securities and the due and punctual performance and observance of every covenant and condition of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•	no Event of Default described under the caption “Events of Default and Remedies” or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

Upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our Subsidiaries’ assets to any person, the successor person shall succeed to, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations and covenants under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Certain Definitions

“Attributable Debt” means, with respect to any sale and lease-back transaction, as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting all current liabilities (excluding any portion of current liabilities constituting Funded Debt by reason of being renewable or extendable), all as set forth on the balance sheet for the most-recently ended fiscal quarter of the person for which such determination is being made and computed in accordance with generally accepted accounting principles.

“Funded Debt” means all indebtedness for money borrowed classified as long-term debt on the audited balance sheet for the most-recently ended fiscal period (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made.

“Indebtedness” means:

•	any liability of any person for borrowed money, or evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations but excluding Trade Payables), or for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles;

•	any of the foregoing liabilities of another that a person has guaranteed, that is recourse to such person, or that is otherwise its legal liability;

•	mandatorily redeemable preferred or preference stock of one of our Subsidiaries held by anyone other than us or one of our Subsidiaries; and

•	any amendment, supplement, modification, deferral, renewal, extension, or refunding of any liability of the types referred to in the foregoing clauses.

“Mortgage” means, with respect to an asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Principal Property” means all real property, fixtures, machinery and equipment located within the United States directly engaged in our or our Subsidiaries’ manufacturing activities, including manufacturing and processing facilities, except any such real property, fixtures, machinery and equipment which our board of directors determines is not material to our business and our Subsidiaries’ business taken as a whole.

“Significant Subsidiary” means each Subsidiary which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, as amended or modified and in effect from time to time.

“Subsidiary” means any corporation, partnership or other entity of which at the time of determination we own or control directly or indirectly capital stock or equivalent interests having more than 50% of the total voting power of the capital stock or equivalent interests then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.

“Trade Payables” means accounts payable or any other Indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials, finished products, inventory or services.

Events of Default and Remedies

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, we mean:

(1)  default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)  default in paying principal, or premium, if any, on the debt securities when due;

(3)  default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)  default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5)  we default in the payment of any scheduled principal of or interest on any of our Indebtedness or any Indebtedness of any of our Subsidiaries (other than the debt securities), aggregating more than $35 million in principal amount, when due and payable after giving effect to any applicable grace period;

(6)  we default in the performance of any other term or provision of any of our Indebtedness or any Indebtedness of any of our Subsidiaries (other than the debt securities) in excess of $35 million principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities then outstanding of any series, a written notice specifying such default or defaults;

(7)  one or more judgments, decrees, or orders is entered against us or any of our Significant Subsidiaries by a court from which no appeal may be or is taken for the payment of money, either individually or in the aggregate, in excess of $35 million, and the continuance of such judgment, decree, or order remains unsatisfied and in effect for any period of 45 consecutive days after the amount of the judgment, decree or order is due without a stay of execution;

(8)  certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(9)  any other Events of Default set forth in a prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) with respect to us) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (5) with respect to us occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the Trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenant described under “— Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	alter or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same Federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustee

U.S. Bank National Association serves as trustee under certain indentures related to other securities that we have issued or guaranteed.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our Subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indenture and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

Legal Matters

Certain legal matters relating to the debt securities will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

Experts

The consolidated financial statements as of April 30, 2006 and 2005, and for each of the three years in the period ended April 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting of Brown-Forman Corporation and its subsidiaries as of April 30, 2006, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements and management’s assessment are incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended April 30, 2006 (which incorporates by reference certain portions of our 2006 Annual Report to Stockholders) in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$400,000,000

$           Floating Rate Notes due 2010
$             % Notes due 2012

Prospectus Supplement
March   , 2007

Banc of America Securities LLC
Citigroup
JPMorgan

HSBC
National City Bank
SunTrust Capital Markets